Exhibit 3

Names and Addresses of the Underwriters

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, New York 10036